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                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE
May 15, 2001

              Anker Coal Group Announces First Quarter 2001 Results

         Morgantown, WV - Anker Coal Group, Inc. (the "Company") today reported adjusted EBITDA of $4.5 million for the quarter ended March 31, 2001, a decrease of 33% from adjusted EBITDA of $6.7 million in the same period of 2000. Bruce Sparks, President of the Company, said that "while the results for the first quarter were disappointing when compared to the prior period, they were in line with the Company's plan for 2001." Mr. Sparks stated that "EBITDA declined primarily due to lower production and sale of company-produced coal from our Barbour and Upshur County operations. He added that "as we complete the development work in the Upper Kittanning seam in our Barbour County mine and move out of areas with difficult geologic conditions in our Upshur County mines, our total production will begin to rise."

         The cost per ton of operations and selling expenses was $25.72 in the first quarter of 2001 compared to $24.39 in the same period of 2000. This increase resulted primarily from lower clean coal recovery caused by adverse geologic conditions at our Upshur County operations.

         The Company also reported revenues of $52.6 million for the first quarter of 2001, a decrease of 9.0% from revenues of $57.8 million in the same period of 2000. The decrease in revenues was primarily attributable to lower sales volume of company-produced coal despite slightly higher sales prices per ton. This decline in revenues was partially offset by slight increases in revenues from brokered coal operations, ash disposal services, and shipments of waste coal and blended fuel from our Monongalia County operations. The increase in revenues for these services and products resulted from modest improvements in both volume and pricing.

         Gross profit for the first quarter of 2001 totaled $0.4 million, a decrease of $2.6 million, or 87%, from gross profit of $3.0 million in the first quarter of 2000. Net loss increased $2.9 million from a net loss of $2.2 million in the first quarter of 2000 to a net loss of $5.1 million for the same period in 2001.

         The Company's results for the first quarter of 2001 are discussed in greater detail in its Form 10-Q filed with the SEC.

         The Company also announced that it will hold a conference call on Friday, May 25, 2001 to review its first quarter results. The conference call will take place at 11:00 a.m. eastern time. Within the U.S., interested parties may call 1 (800) 946-0785. Outside the U.S., interested parties must dial 1
(719) 457-2661. All Participants must enter the following Passcode: 704527. The Company asks listeners to dial in at least five minutes prior to the start of the call.

         Adjusted EBITDA represents earnings before interest, taxes, depreciation, depletion, amortization, non-cash stock compensation and non-recurring related expenses, loss on impairment of investment and restructuring charges, life insurance proceeds, financial restructuring charges and extraordinary items. Adjusted EBITDA is




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not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Gross profit represents coal sales and related revenue less cost of operations, selling expenses, depreciation, depletion and amortization.

         This release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those described or implied herein as a result of various factors, many of which are beyond the Company's control.

         Anker Coal Group, Inc. and its subsidiaries produce and sell coal used principally for electric generation and steel production in the eastern United States.

         Contact Bruce Sparks, President, Anker Coal Group, Inc. at
(304) 594-1616.



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